Exhibit 99.1

Company Contact:	IR Agency Contact:
Investor Relations	David Barnard, CFA
408-585-3667	415-433-3777
investorrelations@raesystems.com	David@lhai-sf.com

RAE Systems To Delay Filing of Form 10-Q

SUNNYVALE, Calif. –May 10, 2005—RAE Systems Inc. (AMEX: RAE), a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications, today announced that it will not be able to file its Form 10-Q for the quarter ending March 31, 2005 within the time period prescribed for such report. The late filing is a result of a delay in the expected completion date for the revenue recognition study the Company is having performed by an independent certified public accounting firm.

“As we mentioned in our recent 10-K/A filing on the Company’s efforts towards compliance with Section 404 of the Sarbanes-Oxley Act, the Company’s management and its Board, after consultations with its independent registered public accounting firm, engaged another independent certified public accounting firm to assess the impact of the Company’s revenue recognition practices. We do not expect to receive the independent audit results or have a chance to review the impact it may have, if any, on our first quarter results prior to our Form 10-Q filing deadline for the first quarter of 2005. We intend to submit our SEC filings as soon as practicable after receipt of the study,” said Don Morgan, Vice President and Chief Financial Officer of RAE Systems. “Additional details regarding the Form 10-Q filing will be forthcoming.”

About RAE Systems

RAE Systems is a leading global developer and manufacturer of rapidly deployable, multi-sensor chemical detection monitors and networks for homeland security and industrial applications. In addition, RAE Systems offers a full line of portable single-sensor chemical and radiation detection products. RAE Systems’ products enable the military and first responders such as firefighters, law enforcement and other emergency management personnel to detect and provide early warning of weapons of mass destruction and other hazardous materials. Industrial applications include the detection of toxic industrial chemicals, volatile organic compounds and petrochemicals. RAE Systems’ products are used by many U.S. government agencies, including the Department of Homeland Security, the Department of Justice, and the Department of State, as well as all branches of the U.S. military, and by numerous city and state agencies. Our end users also include many of the world’s leading corporations in the airline, automotive, computer and oil industries. Our products are used in civilian and government atmospheric monitoring programs in over 50 countries. For more information about RAE Systems, please visit www.RAESystems.com

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